Exhibit 10.7

TRANSITION SERVICES AND SEPARATION AGREEMENT

THIS TRANSITION SERVICES AND SEPARATION AGREEMENT (this “Agreement”), dated February 28, 2017, is made by and between Linn Operating, Inc., a Delaware corporation (“LOI”), Linn Midstream, LLC, a Delaware limited liability company (“LM”), Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), LinnCo, LLC, a Delaware limited liability company (“LC”), Linn Energy Finance Corp., a Delaware corporation (“LEF”), Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Linn Exploration & Production Michigan LLC, a Delaware limited liability company (“LE&PM”), Linn Exploration Midcontinent, LLC, a Delaware limited liability company (“LEM”), Linn Midwest Energy LLC, a Delaware limited liability company (“LME”), Mid-Continent I, LLC, a Delaware limited liability company (“MC-I”), Mid-Continent II, LLC, a Delaware limited liability company (“MC-II”), Mid-Continent Holdings I, LLC, a Delaware limited liability company (“MCH-I”), Mid-Continent Holdings II, LLC, a Delaware limited liability company (“MCH-II”) (LOI, LM, Linn Energy, LC, LEF, LEH, LE&PM, LEM, LME, MC-I, MC-II, MCH-I and MCH-II are referred to in this Agreement collectively as “LINN”; provided, however, that with respect to particular uses of the term in this Agreement, “LINN” shall mean each, any or all of LOI, LM, Linn Energy, LC, LEF, LEH, LE&PM, LEM, LME, MC-I, MC-II, MCH-I and MCH-II as applicable to the context of such use), and Berry Petroleum Company, LLC, a Delaware limited liability company (“Berry”). Each of LINN and Berry is referred to in this Agreement individually as a “Party,” and LINN and Berry are referred to in this Agreement collectively as the “Parties.” Capitalized terms used in this Agreement shall have the respective meanings set forth in Exhibit A.

Recitals

WHEREAS, Berry is engaged in the business of onshore oil and natural gas exploration, development, and production in the United States and owns various oil and gas properties and associated assets;

WHEREAS, on December 16, 2013, Berry completed the transactions contemplated by the merger agreement between Linn Energy, LC, and Berry pursuant to which LC acquired all of the outstanding common shares of Berry and Berry became an indirect wholly owned subsidiary of Linn Energy;

WHEREAS, all employees of Berry that were retained after completion of such transactions became employees of LOI and, along with other LINN personnel, have provided administrative, management, operating, and other services and support to Berry in accordance with an agency agreement and power of attorney;

WHEREAS, in connection with the provision of such services and support, various assets, contracts, permits, records, funds, and other rights and interests attributable or relating to Berry’s business were acquired or have been held by or in the name of LOI, and various gathering, processing, sales and similar midstream and marketing contracts related to Hydrocarbons owned by Berry have been entered into by LOI or LM;

WHEREAS, on May 11, 2016, Linn Energy and its subsidiaries (including Berry) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas;

WHEREAS, on July 11, 2016, Berry filed a Statement of Assets and Liabilities and Schedule of Financial Affairs reflecting all of the real and personal property and other assets and interests owned by Berry as of May 11, 2016 (the “Berry Statement of Assets and Liabilities”);

WHEREAS, an Amended Joint Chapter 11 Plan of Reorganization of Linn Acquisition Company, LLC and Berry Petroleum Company, LLC (as amended, supplemented, or otherwise modified, the “Berry Consensual Plan”) was filed on December 21, 2016, and an Amended Joint Chapter 11 Plan of Reorganization of Linn Energy, LLC and its Debtor Affiliates Other Than Linn Acquisition Company, LLC and Berry Petroleum Company, LLC (as amended, supplemented, or otherwise modified, the “LINN Consensual Plan”) was filed on December 21, 2016; and

WHEREAS, the Parties are entering into this Agreement in accordance with the Berry Consensual Plan and the LINN Consensual Plan in order to set forth the terms and conditions pursuant to which (i) LINN will continue to provide, or cause to be provided, administrative, management, operating, and other services and support to Berry during a transitional period following the Effective Date and (ii) LINN and Berry will separate their previously combined enterprise and transfer all Berry Related Assets (and any other Berry Assets held in the name of LINN) to Berry under the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the premises set forth in the recitals above and the covenants set forth herein and the benefits to be derived hereunder, the Parties agree as follows.

Agreement

1.

Transition Services. LINN shall provide, or cause to be provided, to Berry the services described in this Article 1 and Exhibit B (collectively, the “Services”) during the Transition Period, and, with respect to the portion of the Services described in Sections 1.8, 1.11, 1.13, 1.14, 1.16 and 1.17 during the Accounting Period. Subject to Section 2.1, the Services shall be substantially the same as, and at the same level and manner as, those that have been provided with respect to the Berry Assets during the three month period immediately preceding the Effective Date (the “Reference Period”), and in addition shall include the provision of certain historical operating and financial data as provided herein. For the avoidance of doubt, LINN shall have the right to perform particular portions of the Services through (i) one or more of the LINN entities or (ii) to the extent previously performed by one or more Third Parties, such Third Party or Third Parties (or any other Third Parties determined by LINN to be reasonably equivalent; provided, however, that, if such other Third Parties are to perform material Third Party activities (such as drilling contractors), then such other Third Parties must be approved by Berry in advance for such portion of the Services); provided, however, that no such performance by a LINN entity or a Third Party of a portion of the Services shall relieve LINN collectively from any liability under this Agreement with respect to such portion of the Services; provided, further, that if Berry does not approve a Third Party’s provision of Services and such failure causes LINN to be unable to provide the Services on a commercially reasonable basis, LINN will be excused from performing such Services or portion thereof without penalty until an acceptable provider is approved by Berry.

1.1	Operator Services. LINN shall continue to be the operator of record for the Operated Berry Properties during the Transition Period of this Agreement. During the Transition Period, LINN shall (i) continue to perform, on Berry’s behalf, Berry’s duties as operator of the Operated Berry Properties and (ii) provide such additional operations services with respect to the Operated Berry Properties that are described in Section 1.1 of Exhibit B. For the avoidance of doubt, LINN’s obligations under this Agreement relative to accounting and disbursement of production are limited to the production of Hydrocarbons prior to the end of the Transition Period, as further described in Sections 1.1, 1.6, and 1.11 of Exhibit B.

1.2	Non-Operator Services. During the Transition Period, LINN shall perform the administrative and management services with respect to the Non-Operated Berry Properties that are described in Section 1.2 of Exhibit B. LINN shall promptly provide Berry with customary details, and obtain prior written consent from Berry, for any authorizations for expenditure (“AFE”) or other proposals submitted to LINN from any Third Party operator of the Non-Operated Berry Properties (in each case, to the extent any of the foregoing are provided by such Third Party operator), it being understood that LINN will request additional detail or information regarding such AFE or other proposal on behalf of Berry if requested by Berry. If Berry fails to respond in writing 24 hours in advance of the deadline provided by a Third Party or under the applicable contract with respect to such AFE or other proposal, then LINN may respond in the ordinary course of business using its business judgment to determine the response that, in LINN’s reasonable belief based on the information available to LINN, would be in the best interest of Berry; provided, however, that LINN shall not owe, and nothing herein shall be deemed to impose, any fiduciary duties in favor of Berry. LINN shall promptly forward to Berry any AFE related to the Berry Properties that LINN receives subsequent to the end of the Transition Period.

1.3

Permits. LINN shall use reasonable best efforts to maintain all Berry Permits as described in Section 1.3 of Exhibit B during the Transition Period. With respect to the Berry Permits that are held in the name of LINN and are transferable or assignable, LINN shall transfer or assign such Berry Permits to Berry on or before the end of the Transition Period, as appropriate, and Berry shall accept such transfer or assignment if required under Applicable Law; provided, however, that any costs or expenses associated with such transfer or assignment shall be the sole responsibility of, and paid entirely by, Berry in accordance with and subject to the terms and conditions of Section 5.2(A). LINN shall have no obligation to secure the required bonding, insurance, registration, or approvals to do business in a particular state or area on behalf of Berry to allow for such a Berry Permit transfer, and shall not be responsible to the extent it is not reasonably practicable to transfer or assign any Berry Permit to Berry at the end of the Transition Period or at all.

1.4	Transportation and Marketing. LINN shall provide, or cause to be provided, (i) midstream services, (ii) transportation and marketing services, (iii) gas control services, and (iv) other similar services to sell the Hydrocarbons produced from the Operated Berry Properties prior to the end of the Transition Period, as further described in Section 1.4 of Exhibit B. LINN shall maintain and administer the Berry Contracts and other contractual arrangements to sell the Hydrocarbons produced from the Berry Properties in its ordinary course of business through the end of the Transition Period. Subject to and in accordance with Section 2.10, LINN may negotiate new or replacement Berry contracts related to and as part of the Services described in this Section 1.4 on month-to-month terms; provided, however, that LINN will not provide any legal services related to such negotiation and any such contract will ultimately be executed by an authorized Berry officer or other authorized representative of Berry on behalf of Berry.

1.5	Well Maintenance. With respect to the Berry Wells included in the Operated Berry Properties, during the Transition Period, LINN shall provide supervision for remedial operations and well service operations, and establish and maintain well files, as further described in Section 1.5 of Exhibit B.

1.6	Payment Services. Subject to Article 5, during the Transition Period, LINN shall make payments associated with the ownership, operation, use, or maintenance of the Berry Properties as further described in Section 1.6 of Exhibit B; provided, however, that in no event will LINN be required to expend funds and other resources beyond levels projected in Berry’s 2017 capital budget as of January 1, 2017.

1.7	Lease and Land Administration. During the Transition Period, LINN shall provide land, land administration, lease, and title services with respect to the Berry Properties, including those Services described in Section 1.7 of Exhibit B. For the avoidance of doubt, during the Transition Period, LINN shall provide assistance preparing any land attachment required for a mortgage filing, but the preparation of mortgages and filing of mortgages and related documents will be Berry’s responsibility.

1.8

Regulatory Affairs. During the Accounting Period, but only with respect to the Hydrocarbons produced from and activities related to the Berry Properties prior to the end of the Transition Period, LINN shall provide the Services described in Section 1.8 of Exhibit B relating to regulatory requirements applicable to the Berry Properties. For the avoidance of doubt, LINN shall have no obligation to make regulatory filings required to qualify Berry as the operator of any of the Berry Properties, and such obligation shall be handled entirely by Berry prior to the end of the Transition Period. Notwithstanding anything to the contrary contained herein, LINN shall have no responsibility for any information provided by Berry to LINN that may be included in any regulatory filing or undertaking, nor shall it be responsible to the extent of any investigation, inquiry or action taken by any Governmental Authority in relation to the Services, except to the extent resulting from or related to the gross negligence or willful misconduct of LINN.

1.9	Plugging and Abandonment. As described in Section 1.9 of Exhibit B, LINN (i) shall obtain necessary non-operating working interest owner approval and regulatory permits to abandon any Berry Wells included in the Operated Berry Properties when required under Applicable Law to be abandoned during the Transition Period, (ii) shall provide supervision for abandonment operations of such Berry Wells during the Transition Period, and (iii) shall file all necessary abandonment reports after completion of such operations. For the avoidance of doubt, all proposed abandonments must be approved by Berry prior to permitting or commencement of actual abandonment operations unless such abandonments are described in Schedule 9.

1.10	Environmental Compliance. If LINN discovers that any of the Berry Properties are not in compliance in all material respects with environmental, health, or safety laws, rules, or regulations during the Transition Period, then LINN shall notify Berry of such non-compliance, as described in Section 1.10 of Exhibit B. If such condition exists on an Operated Berry Property and either represents imminent danger or is required under Applicable Law to be remediated immediately, then LINN shall, unless otherwise instructed by Berry, remediate such condition at Berry’s sole cost and expense, subject to the indemnity obligations described in this Agreement. Nothing in this Agreement shall obligate LINN to undertake a review, audit, or other query relating to environmental, health, or safety laws, rules, or regulations applicable to any of the Berry Properties except to the extent set out in Section 1.10 of Exhibit B.

1.11	Bookkeeping; Finance and Treasury; Accounting. During the Accounting Period, but only with respect to the Hydrocarbons produced from and activities related to the Berry Properties prior to the end of the Transition Period, LINN shall provide services for the bookkeeping, finance and treasury, and accounting functions as further described in Section 1.11 of Exhibit B. LINN shall perform services for revenue, joint interest accounting, production, and regulatory reporting functions attributable to the Berry Properties, and shall provide a statement with respect to each month (the “Monthly Statement”) reflecting the same no later than the 15th day following such month. Except as otherwise provided herein, LINN’s obligations under this Agreement relative to accounting and disbursement of production are limited to the Hydrocarbons produced from and activities related to the Berry Properties prior to the end of the Transition Period.

1.12

Real Estate; Facilities. During the Transition Period, LINN shall manage all Berry Facilities and the Hill Field Offices in connection with the operation of the Berry Properties (or as otherwise related to the Services), as further described in

Section 1.12 of Exhibit B. For the avoidance of doubt, LINN shall not secure new facilities or negotiate new facility leases on behalf of Berry without the prior written agreement of the Parties.

1.13	Information Technology Systems.

(A)	General. To the extent LINN’s information technology systems in existence as of the Effective Date and contracts with respect to such systems permit without incremental fees or other amounts payable by LINN (or with incremental fees or other amounts payable by LINN that are approved in advance by Berry as Reimbursement Expenses), LINN shall provide the information technology services described in Section 1.13(A) Part One of Exhibit B during the Transition Period and Section 1.13(A) Part Two of Exhibit B during the Accounting Period. During the Transition Period, LINN will provide reasonable assistance to Berry in (i) identifying software licenses and IT service agreements used in connection with or attributable to the Berry Properties and (ii) determining whether such licenses or agreements are transferable or assignable; provided, however, that LINN shall not be required to negotiate or enter into new software licenses or new IT services agreements on behalf of Berry without the Parties’ prior written agreement (and at Berry’s sole cost and expense in accordance with and subject to the terms and conditions of Section 5.2(A)), and LINN shall not be required to maintain any license that would only be used in providing the Services if any such license is required to be renewed during the Transition Period and cannot be cancelled or terminated, without penalty or without reimbursement of any license fee related to an unused period lasting longer than three months after the end of the Transition Period. Berry may designate one or more LINN employees in the Bakersfield office to negotiate (subject to and in accordance with Section 2.10) assignments of existing Berry Software and new or replacement Berry software license agreements on Berry’s behalf; provided, however, that LINN will not provide any legal services related to such negotiation and any such contract will ultimately be executed by an authorized Berry officer or other authorized representative of Berry on behalf of Berry.

(B)	Mirrored Licenses. Subject to the confirmation that Berry is in the process of obtaining and will obtain prior to the end of the Transition Period (whether by transfer or new license) the licenses described on Exhibit E (the “Mirrored Licenses”), LINN shall provide the Services described in Section 1.13(B) of Exhibit B during the Transition Period.

(C)

Separation Period. To the extent LINN’s information technology systems in existence as of the Effective Date and contracts therefor permit without incremental fees or other amounts payable by LINN (or with incremental fees or other amounts payable by LINN that are approved in advance by Berry as Reimbursement Expenses), during the Separation Period, LINN shall provide continued use of its telephonic and networking systems, which may be modified to restrict access to LINN’s network. During the Separation Period, Berry and LINN shall cooperate to allow (i) Berry to replace all network and telephonic systems related to the Berry Assets and (ii) the rerouting of networks connected to LINN’s retained hardware and also connected to Transferred Hardware, in each case, at Berry’s sole cost and expense in accordance with and subject to the terms and conditions of Section 5.2(A).

(D)	Existing IT Systems and Services. For the avoidance of doubt, LINN’s services will not extend to creating the design, configuration or creation of separate IT systems for Berry. Notwithstanding the language in Section 1, LINN may alter existing trust relationships between domains and servers to enable provision of the Services and, with the agreement of Berry or LINN employees designated by Berry within the Bakersfield office, may alter the manner of providing the Services described in this Section 1.13 from those provided during the Reference Period as needed to complete the transition and separation of Berry Assets as by this Agreement.

1.14	Tax. As described in Section 1.14 of Exhibit B, LINN shall assist with, and maintain proper documentation for, the collection and remittance of federal, state, and local sales, use, and ad valorem taxes to the extent related to the Berry Assets during the Accounting Period, but only with respect to the Hydrocarbons produced from and activities related to the Berry Properties prior to the end of the Transition Period. In addition, LINN shall prepare and distribute 1099 forms for owners for all activity for the time period LINN is responsible for the related distributions and disbursements, and Berry shall be responsible for 1099 forms for owners for all activity effective with Berry’s assumption of administrative responsibilities of the related distributions and disbursements. Berry will prepare and file any corporate income tax filings due for Berry, even if due during the Term.

1.15	Corporate Contracts. As described in Section 1.15 of Exhibit B, during the Transition Period, LINN shall perform, administer, and maintain the Berry Contracts and other contractual arrangements existing as of the Effective Date with respect to the Berry Assets (or as otherwise related to the Services). LINN will not enter into new contracts on behalf of Berry without the prior written agreement of the Parties, other than as described in Section 3.2; provided, however, that LINN may negotiate marketing agreements on behalf of Berry on a month-to-month term during the Transition Period in its ordinary course of business pursuant to and in accordance with Section 1.4 and software license agreements pursuant to and in accordance with Section 1.13(A).

1.16

Records Retention. As described in Section 1.16 of Exhibit B and to the extent related to the Berry Assets or the Services, during the Accounting Period, LINN shall provide assistance in the storage and retrieval of the Berry Records and other documentation and backup information and the provision of certain historical operating and financial data as requested by Berry. Berry shall be responsible for all costs and expenses associated with such storage and retrieval (including incremental costs and expenses incurred by LINN in providing assistance in accordance with this Section 1.16) in accordance with and subject to the terms and conditions of Section 5.2(A).

1.17	Assistance with Transitioning the Services. During the Separation Period, LINN shall provide assistance with transitioning the performance of the Services from LINN to Berry as further described in Section 1.17 of Exhibit B; provided, however, that in no event shall LINN be required to perform any custom formatting with respect to any data or information utilized and to be provided by LINN in connection with this Agreement.

1.18	HR; Employee Benefits; Payroll. LINN shall continue to perform administration and management of human resources, employee benefits programs, and payroll services for LINN’s employees and independent contractors, including the Services described in Section 1.18 of Exhibit B. For the avoidance of doubt, LINN will not put into place new benefit plans for Berry or perform any human resources or payroll services for Berry in its capacity as a direct employer.

1.19	Registration Statement. LINN shall continue to cooperate with and provide commercially reasonable assistance to Berry in connection with the preparation and filing with the United States Securities and Exchange Commission of a Form S-1 Registration Statement under the Securities Act of 1933 with respect to the preferred and common stock or limited liability company units in Berry’s holding company (as formed on or before the Effective Date) or any Form 10-K or 10-Q under the Securities Act of 1933 required to be filed with the United States Securities and Exchange Commission during the Transition Period; provided, however, that LINN will not provide any representation letters; provided, further, that LINN disclaims any and all representations or warranties as to the accuracy of the data set forth in such S-1 Registration Statement, Form 10-K and/or Form 10-Q, and Berry hereby agrees to release and fully, indemnify, defend and hold harmless the LINN Indemnified Parties from and against any Claims related thereto or arising therefrom except any such Claims related to or arising from the gross negligence or willful misconduct of LINN.

1.20	Additional Services. From time to time during the Term, Berry may request that LINN provide particular services required by Berry in addition to the Services. LINN shall provide such additional services to Berry if and to the extent that LINN is reasonably capable of providing such additional services and the Parties agree upon the service fee to be paid by Berry for such additional services.

1.21	Excluded Services. For the avoidance of doubt, LINN will not be obligated to procure insurance or obtain bonds on behalf of Berry or to provide legal services to Berry (as opposed to providing internal legal support within LINN in connection with LINN’s performance of the Services).

2.	General.

2.1	Standard of Performance; Disclaimer of Warranties. LINN shall conduct its activities under this Agreement in respect of the Services in a manner consistent with the ordinary course performance of such activities during the Reference Period, and otherwise LINN shall perform the Services for the benefit of Berry in a manner substantially consistent with the manner, quality, and timing in which LINN performs the same activities for LINN’s own benefit; provided, however, that notwithstanding anything in this Agreement to the contrary LINN shall perform its obligations under this Agreement (i) in a good and workmanlike manner, (ii) as a reasonable and prudent operator, and (iii) in accordance with Applicable Law. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, LINN HEREBY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE SERVICES OR LINN’S PERFORMANCE OF THE SERVICES, INCLUDING DISCLAIMING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.2	Notice of Accidents. LINN shall promptly provide Berry notice of any material accidents or emergencies that occur with respect to the Services or the Berry Assets.

2.3	Personnel and Access.

(A)	Personnel. LINN shall provide personnel to staff and perform the Services, which may be accomplished to the extent necessary by (i) employees of LINN or Third Party contractors (subject to paragraph (A) of Section 5.2). All personnel engaged or directed by LINN to perform LINN’s obligations under this Agreement shall be duly qualified, licensed, trained, and experienced to perform such obligations. LINN shall at all times require such personnel to comply with Applicable Law in the same manner as a reasonable and prudent operator. Notwithstanding anything to the contrary contained herein, in no event shall LINN be required to maintain the employment of, or any contractual relationship with, any particular individual or group, or to make available to Berry any particular individual or any individual at any particular time. Berry acknowledges the transitional nature of the Services and agrees that LINN may make changes from time-to-time in the personnel performing the Services if LINN is making similar changes in performing similar services for itself.

(B)

Access. Berry shall have access to the Operated Berry Properties, the Berry Facilities, and the Berry Related Assets at all times during normal business hours. Should Berry desire access to Non-Operated Berry Properties during the Transition Period, LINN will use commercially reasonable efforts to coordinate access to the same with the relevant operator. LINN shall have sole authority to select, supervise, and direct all Representatives in the performance of the Services. Berry may consult with LINN’s Representatives who are providing the Services, and LINN shall make such Representatives reasonably available to Berry for such consultations during normal business hours, either directly or through one or more designated centralized point(s) of contact, in each case subject to the applicable individual’s availability during normal business hours. In connection with Berry’s access to the Operated Berry Properties or to any Berry Related Assets located on property owned by LINN, Berry must be accompanied by a LINN Representative at all times. Berry shall indemnify, defend, and hold harmless the LINN Indemnified Parties from and against any and all liability for injury to Berry’s officers, employees, invitees, and/or agents, resulting from, or relating to, the presence of any such officers, employees, invitees, and/or agents at any Operated Berry Properties, any Non-Operated Berry Properties with respect to which LINN coordinated access for Berry, or any property owned by LINN, or from any such person’s traveling to or from such property in a vehicle owned by LINN, in each case other than any such injury and resulting liability caused by the gross negligence or willful misconduct of LINN.

2.4	Consents. If any consents, approvals, or authorizations of any Person are identified as being required in connection with this Agreement, then LINN and Berry shall use commercially reasonable efforts to obtain as promptly as possible such consents, approvals, or authorizations; provided, however, that LINN shall be the primary point of contact with any such Person solely as it relates to the Services performed by LINN at that time. Berry shall be responsible for any costs and expenses incurred with Berry’s prior written approval that are attributable to obtaining any consents, approvals, or authorizations required in connection with this Agreement. If the consent, approval, or authorization of any Person, if required, is not obtained within a reasonable time period after identification thereof, then LINN and Berry shall work together to develop and effect a commercially reasonable alternative in connection with the Services affected by such failure to obtain such consent, approval, or authorization.

2.5	Additional Records. Except as provided in this Agreement, nothing shall require LINN to provide records, financial information, or other information that, in each case, is not kept or reported by LINN in the ordinary course of business. For the avoidance of doubt, any reporting required of LINN during the pendency of its bankruptcy shall be deemed to be in LINN’s ordinary course of business for purposes of this Section 2.5.

2.6	No Additional Systems. Nothing herein shall require LINN to install, expand, or modify any equipment, systems, or services at any location beyond the level provided by LINN during the Reference Period.

2.7

Information Necessary to Perform the Services. Berry shall promptly provide any information and assistance that is reasonably requested by LINN and necessary for LINN to perform or cause to be performed any portion of the Services. If Berry fails to provide, or delays in providing, such necessary information or assistance, then LINN shall be relieved of its obligation to perform such portion of the Services to the extent prevented thereby; provided, however, that LINN shall use commercially reasonable efforts to mitigate, overcome, or work around such failure or delay in order to perform such portion of the Services; provided, further, that Berry will reimburse LINN for any reasonable and documented additional costs or expenses incurred by LINN that are attributable to mitigating, overcoming, or working around the effects of such failure or delay in accordance with and subject to the terms and conditions of paragraph (A) of Section 5.2.

2.8	Audit. At any time during the Term and during the period up to 180 days after the Final Settlement Statement is finalized under Section 5.8, Berry shall have the right to conduct one audit of the books and records of LINN insofar as they pertain to the Services, the Monthly Settlement Statements, the Monthly Statements, or the Final Settlement Statement. Such audit may be conducted by an accounting firm or other contractor retained by Berry. Berry is entitled to an adjustment of the amounts reflected in the Monthly Settlement Statements, the Monthly Statements, or the Final Settlement Statement when an error occurs. Any such audit must be completed and objections made within 60 days of its initiation. Any dispute that is not resolved between the Parties shall be resolved in accordance with the arbitration procedure set forth in Article 8.

2.9	Transition Period Extension. Berry shall use its reasonable best efforts to assume operatorship of all of the Operated Berry Properties on or before the last day of the un-extended Transition Period. Berry shall provide to LINN evidence reasonably satisfactory to LINN of Berry’s satisfaction of the predicate requirements of Section 3.4 for delivery of the Change of Operator Forms no less than 14 days prior to the last day of the Transition Period, or the Transition Period will be extended for an additional calendar month (unless LINN, in its sole discretion, waives such compliance). In addition, if Berry determines that it requires all or any portion of the Services to continue beyond the end of the Transition Period, then Berry may elect to extend the Transition Period for an additional month by delivering to LINN written notice of such election no less than 15 days prior to the last day of the Transition Period; provided, however, that the Transition Period may only be extended once under this Section 2.9.

2.10

General Control and Consultation. The Parties acknowledge and agree that Berry shall at all times be the owner of the Berry Assets and that LINN is providing the Services solely as a service provider. Subject to Section 2.1, and to the extent not inconsistent with Section 9.9, the Services shall be provided by LINN to the extent of and substantially in the same manner as LINN has conducted its business during the Reference Period and, in all material respects consistent with Berry’s 2017 capital budget as of January 1, 2017, under the general control of and subject to the reasonable direction of Berry; provided, however, that LINN shall control the manner and method of performing the Services, including all day-to-day Services provided for in Article 1. Without limiting the foregoing, LINN shall consult with the chief executive officer of Berry on a regular basis throughout the Term regarding the Services and shall act in accordance with the written instructions, if any, provided by such chief executive officer or his designee with respect to particular aspects of the Services. Notwithstanding anything herein to the contrary, (i) in no event shall LINN be required to act in a manner inconsistent with its health, safety and environmental policies in effect as of the Execution Date and (ii) LINN may take any action it deems necessary in its reasonable belief and in good faith to prevent or avoid imminent risk to life or property.

3.	Berry Separation.

3.1	Assets

(A)	Representation. LINN represents and warrants that no real or personal property was transferred from Berry to LINN at any time between December 1, 2013 and the Effective Date. To the extent either Party discovers that the foregoing is inaccurate, the Parties will take all steps necessary pursuant to Section 3.7 to transfer such real or personal property back to Berry. The foregoing is the sole and exclusive remedy with respect to any breach of the representations and warranties set forth in this paragraph (A) of Section 3.1.

(B)	Berry Assets. As used in this Agreement, the “Berry Assets” shall mean all real and personal properties, assets and interests that are part of the Berry Estate, including all real and personal properties, assets and interests described on the Berry Statement of Assets and Liabilities. Without limiting the foregoing, the “Berry Assets” shall include all of Berry’s right, title and interest in, to or under the following (it being expressly understood that some of the following are interests in properties in which Berry is a joint interest owner with LINN and that all references to Schedules in this Section 3.1(B) are for information purposes only and shall not expand or diminish the property of the Berry Estate or the LINN Estate, as applicable):

(i)	the Leasehold Interests and Mineral Interests summarized on the Berry Statement of Assets and Liabilities and as further described on Schedule 1, and Berry’s interest in the Leases and lands included in any units with which such Leasehold Interests and Mineral Interests (or the lands covered thereby) may have been pooled, unitized, or communitized (collectively, the “Berry Leasehold and Mineral Interests”);

(ii)	the interests in oil, gas, water, disposal, observation, or injection wells located on or traversing the Berry Leases and Mineral Interests, whether producing, non-producing, plugged, unplugged, shut-in, or temporarily abandoned, as described on Schedule 2 (collectively, the “Berry Wells”, and together with the Berry Leasehold and Mineral Interests, the “Berry Properties”);

(iii)	the Hydrocarbons in storage above a custody transfer point; and

(iv)	the office leases, field offices, and storage yards described on the Berry Statement of Assets and Liabilities and as further described on Schedule 3 (collectively, the “Berry Facilities”).

For the avoidance of doubt, the Parties acknowledge and agree that from and after the Effective Date, Berry shall continue to be responsible for all Liabilities attributable to or arising from the Berry Assets except as otherwise provided in this Agreement and except for any such Liabilities discharged or otherwise released pursuant to or in connection with the Berry Consensual Plan or the LINN Consensual Plan.

(C)	Berry Related Assets. As used in this Agreement, the term “Berry Related Assets” means the following real and personal properties, assets and interests, whether part of the Berry Estate or part of the LINN Estate; provided, however, that where the following relate to both Berry Assets and real or personal property that is part of the LINN Estate, only the proportion of the same related to the Berry Assets shall be included in the definition of “Berry Related Assets”:

(i)	The real property described on Schedule 4 (together with the field offices located thereon, the “Hill Field Offices”);

(ii)	all of the equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use in connection with the ownership or operation of the Berry Properties, including tanks, boilers, plants, injection facilities, saltwater disposal facilities, compressors and other compression facilities (whether installed or not), pumping units, flow lines, pipelines, gathering systems, Hydrocarbon treating or processing systems or facilities, meters, machinery, pumps, motors, gauges, valves, power and other utility lines, roads, computer and automation equipment, SCADA and measurement technology, the Transferred Hardware, field radio telemetry and associated frequencies and licenses, pressure transmitters, central processing equipment and other appurtenances, improvements and facilities (collectively, the “Berry Equipment”);

(iii)	all of the pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials located on, used, or held for use on or held as inventory in connection with the ownership or operation of the Berry Properties, Berry Facilities, Hill Field Offices, or Berry Equipment;

(iv)	all of the governmental (whether federal, state, or local) permits, licenses, authorizations, franchises, grants, easements, variances, exceptions, consents, certificates, approvals, and related instruments or rights relating to the Berry Properties that are not held by LOI as operator of Operated Berry Properties (collectively, the “Berry Permits”);

(v)	all of the Contracts (including sales and purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment and gathering agreements, equipment leases and other contracts, agreements and instruments), including the Contracts described in Schedule 5, (collectively, the “Berry Contracts”) but subject to Section 3.2 and excluding any Master Service Agreement in the name of LINN, other than those described in Part D of Schedule 5;

(vi)	all of the proprietary rights and non-proprietary rights to all seismic, geological, geochemical, or geophysical data (including all maps, studies, Third Party studies, reservoir and production engineering studies and simulations, and all field and acquisition records) related to or obtained in connection with the Berry Properties to the extent transferrable without a fee (or, in the event a transfer fee applies, to the extent Berry has agreed, in writing, to pay such transfer fee) (the “Berry G&G Data”);

(vii)	all of the Surface Rights;

(viii)	all claims, refunds, abatements, variances, allocations, causes of action, claims for relief, choses in action, rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, counter-claims, cross-claims and defenses to the extent related to the Berry Assets;

(ix)

all of the information, books, databases, files, records and data (other than the Excluded LINN Records and Data), whether in written or electronic format, relating to Berry or any of the other Berry Assets (collectively, the “Berry Records”), which Berry Records shall include all minute books, stock ledgers, corporate seals, and stock certificates of Berry; all reservoir, land, operation and production files and records, inclusive of lease records, well records, division order records, property ownership reports and files, contract files and records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents), correspondence, production records, prospect files and other prospect information, supplier lists and files, customer lists and files; and all other data including proprietary and non-proprietary engineering, files and records in the actual possession or control of Berry (or, if applicable, LINN to the extent transferable to Berry (i) without material restriction that is not overcome using commercially reasonable efforts (including a material restriction against assignment without prior consent if such consent is not obtained after commercially reasonable efforts) and (ii) without the payment of money or delivery of other consideration or unduly burdensome effect that Berry does not agree in writing to pay or bear), inclusive of maps, logs, core analysis, formation tests, cost estimates, studies, plans, prognoses, surveys and reports, and including raw data and any interpretive data or information relating to the foregoing, and any other proprietary data in the actual possession or control of Berry (or, if applicable, LINN to the extent transferable to Berry (i) without material restriction that is not overcome using commercially reasonable efforts (including a material restriction against assignment without prior consent if such consent is not obtained after commercially reasonable efforts) and (ii) without the payment of money or delivery of other consideration or unduly burdensome effect that Berry does not agree in writing to pay or bear) and relating to the ownership, operation, development, maintenance or repair of, or the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from, the Berry Properties;

(x)	all of the Berry Receivables, cash call pre-payments and other refunds due to Berry (or, if applicable, LINN) for royalty overpayments or future deductions as royalty offsets associated with any of the Berry Properties;

(xi)	all of the trade credits, accounts receivable, note receivables, take or pay amounts receivable, and other receivables attributable to the Berry Assets or other Berry Related Assets;

(xii)	any software licenses and IT service agreements used solely in connection with or wholly attributable to the Berry Properties, but only to the extent transferable without material restriction (the “Berry Software”);

(xiii)	all California greenhouse gas emissions credits and allowances and any other carbon dioxide allowances that are part of the Berry Estate or scheduled on Schedule 10; and

(xiv)	all of the vehicles used by, assigned to or otherwise associated with any Berry Employee or solely with any of the other Berry Operated Assets (including any such vehicle that is part of the LINN Estate) (the “Vehicles”).

3.2	Assignment of Contracts.

(A)	General. Subject to paragraph (B) of this Section 3.2, as soon as practicable, but in any event prior to the end of the Transition Period, LINN will assign or cause to be assigned to Berry each Berry Contract to which LINN is party (whether in its own name or as agent for Berry), including marketing agreements, operating agreements, transportation agreements, equipment leases, electrical agreements, rights of way, surface use agreements and other agreements (such Berry Contracts that relate solely to Berry or the Berry Assets, including the Berry Contracts so identified in Part B of Schedule 5, are referred to in the Agreement collectively as the “Berry Operating Contracts”; and such Berry Contracts that relate both to Berry or the Berry Assets on the one hand and LINN or property that is part of the LINN Estate, on the other, including the Berry Contracts so identified in Part C of Schedule 5, are referred to in the Agreement collectively as the “Berry Shared Contracts”); provided, however, that LINN shall only assign such Berry Shared Contracts that are capable of being subdivided without penalty or any incremental cost or expense being paid by LINN and without requiring LINN or Berry to retain any liability for the other under such contract (and in such case shall only assign the portion of such Berry Shared Contract that applies to the Berry Assets); provided, further, that LINN shall use its commercially reasonable efforts to obtain from each Berry Shared Contract counterparty a separation of its Berry Shared Contract into separate contracts between such counterparty and each of LINN and Berry so long as the terms and conditions of the underlying agreement remain substantially the same. Berry shall take such actions as may be required to accept assignment of the Berry Operating Contracts and the Berry Shared Contracts. Notwithstanding the foregoing, if both Berry and LEH are parties to any Berry Shared Contract and such contract relates only to the ownership or operation of properties in which LEH and Berry have shared ownership, LINN may elect to take no action to partition the contracts during the Transition Period, which shall not prejudice either Party’s ability to request or negotiate a partition or novation from the counterparty of such contract at a later date and shall not operate to create a joint and several liability under such contract.

(B)	Consent Requirements. Notwithstanding anything to the contrary contained herein, LINN shall not assign any Berry Operating Contract or Berry Shared Contract if the terms of such contract prohibit such assignment, require a consent to such assignment that is not given after LINN has used all commercially reasonable efforts to obtain such consent, or require a fee for such assignment that Berry does not agree to bear, which Berry Operating Contracts and Berry Shared Contracts include those identified in Schedule 5.

(C)	Assigned Operating Contract. Any contract assigned pursuant to this Section 3.2 shall be referred to herein as an “Assigned Operating Contract”; provided, however, that as to Berry Shared Contracts that are assigned, only the portion of the contract assigned to Berry shall be included in the term Assigned Operating Contract.

3.3	Certain Ancillary Agreements. LINN (as applicable) and Berry will execute the following agreements on the dates specified below:

(i)	any change of operator forms required to designate Berry as the operator of the Operated Berry Properties (the “Change of Operator Forms”) as soon as practical but in no event later than the final day of the Transition Period; and

(ii)	letters in lieu of transfer or division orders directing all purchasers of production from the Berry Assets to make payment of proceeds attributable to such production to Berry from and after the Effective Date in a form reasonably satisfactory to both Parties (the “Letters in Lieu”) as soon as practical but in no event later than the final day of the Transition Period.

In connection with the ancillary agreements described above in this Section 3.3, the Parties agree that Berry shall be the recognized operator of the Hill field and LINN shall be the recognized operator of the Hugoton field.

3.4	Delivery of Documents.

(A)	Change of Operator Forms. On or before the end of the last day of the Transition Period (or otherwise in accordance with applicable state requirements), LINN will submit the Change of Operator Forms to the required parties; provided, however, that Berry must have secured the necessary bonding, insurance and regulatory approvals to release LINN of any ongoing liability for Berry’s operatorship.

(B)	Letters in Lieu. On or before the first day of the last month of the Transition Period, LINN will submit the Letters in Lieu to the appropriate counterparties.

(C)

Documents Related to Joint Use Agreement. On or before April 1, 2017, LINN will deliver to Berry the following documents related to that certain Joint Use Agreement of even date herewith, by and between LEH and Berry (the “Joint Use Agreement”): (i) a projected budget for the “Gathering Facilities” for the remainder of calendar year 2017, which will include an itemized summary of projected “Capital Expenditures,” “Operating Expenses” and planned nonrecurring maintenance items, and shall list each charge or expense that will be payable to an “Affiliate” of LEH (excluding charges and expenses related to LOI’s employees and third party charges and expenses passed through by LOI to LEH without markup) (as each such term is defined in the Joint Use Agreement); and (ii) an amended and restated Exhibit D to the Joint Use Agreement containing a detailed description of all real and personal property comprising the “Gathering Facilities” (as defined in the Joint Use Agreement) based on information in LINN’s files and records, including a reasonably detailed description of each right-of-way and other real property interest included therein and a reasonably detailed description, with specifications, of each segment of pipe and other component thereof.

3.5	Assignment of Operating Property.

(A)	Inventory. During the first 30 days of the Term, LINN will inventory all (i) Berry Equipment that is part of the LINN Estate (the “Berry Operating Equipment”), (ii) pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials located on, used or held for use on or held as inventory in connection with the ownership or operation of the Berry Assets that are part of the LINN Estate (the “Berry Operating Yard Equipment”), (iii) Transferred Hardware, and (iv) Vehicles (together with the Berry Operating Equipment, Berry Operating Yard Equipment and the Transferred Hardware, the “Berry Operating Property”).

(B)	Valuation. On or before the 45th day of the Term, LINN will provide Berry with a list of the Berry Operating Property, together with an estimated fair market value (taking into account normal annual depreciation) of the portion of the Berry Operating Property that is not part of the Berry Estate. Berry will notify LINN within ten days if Berry disagrees with any valuation for such portion of the Berry Operating Property, in which case, Berry and LINN will work in good faith to resolve their disagreement on before the 75th day of the Term. If the Parties are unable to agree to a value for a Vehicle prior to such date, then such Vehicle will not be included in the term “Berry Operating Property” for the purpose of paragraph (C) of this Section 3.5 or the term “Berry Related Assets” and will be retained without further obligation by LINN. If the Parties are unable to agree to a value for any portion of the Berry Operating Equipment or the Berry Yard Equipment that is not part of the Berry Estate, then LINN will hire a Third Party appraiser to determine the amount of such value, the expense for such appraiser to be shared equally between the Parties.

(C)

Conveyance. Once the Parties have agreed to the fair market value (taking into account normal annual depreciation) for the portion of the Berry Operating Property that is not part of the Berry Estate (or the appraiser has determined such value in accordance with paragraph (B) of this Section 3.5, in either case the aggregate amount to be referred to herein as the “Operating Property Amount”), LINN will convey the Berry Operating Property and the Transferred Hardware to Berry using a Bill of Sale in a form substantially similar to Exhibit F. In addition, LINN will take any additional steps necessary under applicable state or local law to transfer any title held by LINN to the Berry Operating Property to Berry. Berry will reimburse LINN for the Operating Property Amount in accordance with Section 5.4. Prior to the end of the Transition Period, LINN will convey the Hill Field Offices to Berry using a Special Warranty Deed in a form substantially similar to Exhibit G.

(D)	Berry Records. Throughout the Transition Period (and, with regard to records created during the Accounting Period, throughout the Accounting Period), LINN will deliver the Berry Records to Berry, at Berry’s expense, (to the extent not already delivered) in their current form and format; provided, however, that LINN shall not be required to conduct processing, conversion, compiling or any other further work with respect to delivery of the Berry Records; provided, however, further, that LINN may retain a copy of any Berry Records related to accounting or the Hill assets (and may copy, at Berry’s expense, Berry Records related to the Hugoton assets and retain the original, delivering the copy as the Berry Record). Berry agrees to maintain the Berry Records for a period of five years following the expiration of the Term, and, during such time, to (i) provide copies of any Berry Records that relate to the accounting, to the Hill and Hugoton assets, or are needed to respond to any legal proceeding or claim by a Third Party or by Berry, to LINN, at LINN’s sole expense and upon reasonable advance notice, and (ii) give 90 days’ prior written notice to LINN before destroying any Berry Record, in which event LINN may, at its option and expense, upon prior written notice given within such 90 day period to Berry, take possession of such Berry Records within 180 days after the date of such notice.

(E)	Hugoton Field Offices. LINN agrees that if Berry (or its successor in interest) becomes the operator of the Hugoton properties under or pursuant to the applicable Joint Operating Agreement between Linn and Berry dated of even date herewith, then LINN or its successor in interest will convey the Hugoton Field Offices to Berry (or such successor in interest) for $1 using a Special Warranty Deed in a form substantially similar to Exhibit G.

3.6	Assignment of Berry Related Assets. Without limiting the provisions set forth in Section 1.3 regarding the transfer or assignment of the Berry Permits, Section 3.2 regarding the assignment of the Berry Contracts, and Section 3.5 regarding the conveyance of the Berry Operating Property, prior to the end of the Transition Period, LINN shall transfer, assign, and convey or cause to be transferred, assigned, and conveyed to Berry all other Berry Related Assets that are held in the LINN Estate. Such transfers, assignments, and conveyances shall be in form reasonably satisfactory to the Parties.

3.7	Further Assurances. For a period of one year from the Effective Date, each of LINN and Berry shall (i) furnish upon request to the other Party such further information, (ii) execute, acknowledge and deliver to such other Party such other documents, and (iii) do such other acts and things, as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement or the Berry Consensual Plan or the Linn Consensual Plan. In addition, LINN shall use commercially reasonable efforts to continue to assist Berry in connection with the resolution of claims against Berry and Linn Acquisition Company, LLC relating to the Chapter 11 Cases (as defined in the Berry Consensual Plan); provided, however, that LINN will not be required to provide such assistance after the Term of this Agreement absent mutual agreement of the Parties, including agreement as to the additional compensation to LINN for such assistance.

4.	Employment.

4.1	Access Period. During the period from the Effective Date until the date that is 15 days prior to the end of the Transition Period (the “Access Period”), LINN shall provide to Berry or its designated representatives reasonable access to any LINN employee on the Available Employee List attached as Schedule 6. At any time prior to the date that is 20 days prior to the end of the Accounting Period, LINN may designate additional employees to be made available to Berry, such designation to be made in writing, in which case such individuals will be treated as Berry-LINN Employees for the purpose of Section 4.2 but not Section 4.3.

4.2	Employment Offers. All Berry Employees shall be extended offers of employment by Berry during the Transition Period in accordance with an offer process determined by Berry in consultation with LINN. In addition, either Party may extend employment offers to any of the Berry-LINN Employees during the period beginning on the date that is 15 days prior to the end of the Transition Period and ending on the date that is 15 days prior to the end of the Accounting Period (the “Offer Period”). Any employment offer will require acceptance of the same within ten days and will be effective on the first day following the end of the Transition Period (or, if appropriate for a Berry-Linn Employee, on the first day following the end of the Accounting Period). Each Party will share the responses to employment offers made under this Section 4.2 promptly upon receipt with the other Party; provided, however, that neither Party shall be required to disclose the terms of any offer except to the extent necessary to establish any severance fees or obligations under Section 4.3.

4.3

Severance Amounts. At the conclusion of the Offer Period, Berry shall provide a list of all Available Employees to whom Berry submitted an offer. For each Berry Employee (i) who is not made an offer of employment that would avoid a Qualifying Termination for such employee (as such term is defined in LINN’s Severance Plan, attached hereto as Schedule 7) and (ii) whose employment is terminated by LINN on or prior to the end of the Term, Berry will be charged 100 percent of any severance fees and obligations associated with such termination. For each Berry-LINN Employee (x) who is not made an offer of employment that would avoid a Qualifying Termination for such employee and (y) whose employment is terminated by LINN on or prior to the end of the Term, Berry will be charged 30 percent of any severance fees and obligations associated with such termination (the aggregate amount payable by Berry under this Section 4.3 is referred to herein as “Berry Severance Fees”). LINN shall retain responsibility for (A) 70 percent of any severance fees and obligations associated with the termination on or prior to the end of the Term of any Berry-LINN Employee, and (B) 100 percent of any severance fees and obligations associated with the termination of any LINN employee who is not an Available Employee or whose employment is not terminated on or before the end of the Term (even if such employee provides Services under this Agreement).

4.4	Non-Solicitation of Certain Employees. During the Transition Period, LINN shall not solicit any Berry Employee to remain as an employee of LINN or otherwise encourage or induce such Berry Employee not to accept employment with Berry; provided, however, that nothing in the foregoing will prohibit LINN from making such solicitation after the end of the Transition Period to any Berry Employee who did not accept Berry’s offer of employment under Section 4.2, subject to the following sentence. In addition to the immediately preceding sentence, and except as specifically described in Sections 4.1 and 4.2, for a period of two years from the Effective Date, neither LINN nor Berry or either of their respective Affiliates will, directly or indirectly, (i) solicit for employment, offer employment or employ any employee of the other Party or its respective Affiliates, (ii) otherwise divert or induce any such employee to terminate or materially alter his or her employment or contractual relationship with the other Party or its respective Affiliates, or (iii) agree to do any of the foregoing; provided, however, that neither Party shall be considered to have breached the provisions of this sentence solely because any such employee responds to a general advertisement or a Third Party search firm that has not directed its search specifically at such employees of the other Party or its respective Affiliates. Each Party shall be liable for the compliance of its Affiliates and its and their respective agents and representatives with the terms of this Section 4.4. Each Party acknowledges and agrees that if such Party violates (or threatens to violate) any of the terms of this Section 4.4, then the other Party will not have an adequate remedy at law and in such event such other Party shall have the right, in addition to all other rights available at law or in equity, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 4.4.

5.	Term and Termination; Service Fees; Monthly Settlement.

5.1	Term and Termination.

(A)	Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until the end of the Accounting Period, unless terminated earlier in accordance with this Section 5.1 (the “Term”). Except as otherwise provided herein, upon expiration of the Term or earlier termination of this Agreement, LINN shall no longer be responsible for the performance of the Services, and all rights and obligations under this Agreement shall cease except for (i) rights or obligations that are expressly stated to survive the expiration or termination of this Agreement, (ii) the provisions set forth in the last sentence of paragraph (B) of Section 2.3, in paragraph (A) of Section 3.1, in paragraph (D) of Section 3.5 in paragraph (E) of Section 3.5, in paragraph (D) of this Section 5.1, in Sections 3.7, 4.4, 5.2, 5.4 and 5.5, and in Articles 6, 8, and 9, which shall continue in accordance with their terms, and (iii) the last sentence in paragraph (E) of this Section 5.1, which will survive the expiration or termination of this Agreement indefinitely, and (iv) liabilities and obligations that have accrued prior to such expiration or termination, including the obligation to pay any amounts that have become due and payable prior to such expiration or termination.

(B)	Termination by Berry. Berry may, without cause and in accordance with the terms and conditions hereunder, (i) request the discontinuation of one or more portions of the Services, or (ii) request the discontinuation of all of the Services and terminate this Agreement prior to the expiration of the Term, in each case, by giving LINN not less than 15 days’ prior written notice; provided, however, that (a) the effective date of such termination must be the first or last day of a calendar month, (b) the discontinuation of less than all of the Services will require LINN’s consent (which consent shall not be unreasonable delayed or withheld), (c) Berry must have satisfied the condition precedent of paragraph (A) of Section 3.4 prior to terminating the Services described in Section 1.1 or all of the Services, and (d) Berry shall be liable to LINN for all fees and expenses accrued with respect to the provision of the discontinued Services as of the date of discontinuation, including any amounts that LINN remains obligated to pay under any contract entered into in accordance with this Agreement solely in order to provide the Services.

(C)	Termination for Material Breach. Either Party may terminate this Agreement if the other Party is in material breach of this Agreement and such other Party fails to cure such breach within five Business Days following receipt of written notice thereof from the non-breaching Party; provided, however, that (i) LINN may not terminate this Agreement and withdraw from providing the Services if such breach is not capable of being cured and Berry continues to pay the Service Fees, and (ii) subject to Berry using all reasonable efforts to obtain a qualified and financially responsible replacement for LINN reasonably acceptable to Berry and Berry’s continued payment of the Service Fees, LINN may not terminate this Agreement and withdraw from providing the Services until a qualified and financially responsible replacement for LINN reasonably acceptable to Berry has agreed to take over as LINN and assume responsibility for the Services under this Agreement on terms and conditions reasonably acceptable to Berry.

(D)	Obligations of LINN upon Termination. Without limiting the second sentence of paragraph (A) of this Section 5.1, upon termination of this Agreement, LINN shall assign, transfer, and deliver to Berry (or to such other Person as Berry shall direct) (i) title to all Berry Related Assets that are part of the LINN Estate (in accordance with the provisions of Sections 3.2, 3.5, and 3.6 and subject to Berry’s requirement to reimburse LINN for the same) and (ii) possession and control of all operations hereunder and all of the Berry Assets in the possession or control of LINN or any subcontractor of LINN, but only to the extent Berry has complied or does comply with the conditions precedent described in Section 3.4(A). Without limiting the foregoing, upon the effective date of termination, LINN shall assign and deliver to, and relinquish custody in favor of, Berry (or such other Person selected by Berry) all of Berry’s funds held or controlled by LINN, and all Suspense Funds, and all books, accounts, records and inventories relating to the Berry Assets, facilities and/or the operations hereunder.

(E)	Obligations of Berry upon Termination. Effective upon termination of this Agreement, Berry assumes and agrees to discharge when due any and all Liabilities attributable to or arising from the Berry Related Assets except as otherwise provided in this Agreement and except for any such Liabilities discharged or otherwise released pursuant to or in connection with the Berry Consensual Plan or the LINN Consensual Plan. Notwithstanding anything herein to the contrary, Berry hereby agrees to release and fully indemnify, defend, and hold harmless the LINN Indemnified Parties from each and every Claim related to such assumed Liabilities.

5.2	Service Fees and Employee Expenses.

(A)	Reimbursement Expenses. Berry shall pay and reimburse LINN for any and all reasonable Third Party out-of-pocket costs and expenses without mark-up (including operating costs, capital expenditures, drilling and construction overhead charges, Third Party administrative overhead charges, joint interest billing, lease, lease operating, lease rental, bonus and shut-in payment, royalty, overriding royalty, net profits interest expenses, and records and data transfer expenses) and reasonable and necessary travel expenses actually incurred by LINN to the extent documented and incurred in connection with providing the Services during the Term (the “Reimbursement Expenses”); provided, however, that Reimbursement Expenses will not include Third Party contractors engaged by LINN after the Effective Date to provide portions of the Services where such portions of the Services were performed by LINN employees prior to the Effective Date unless expressly agreed to in writing by the Parties.

(B)	Management Fee. In addition to the foregoing Reimbursement Expenses, Berry shall pay to LINN $6,000,000 per month (prorated for partial months) during the Transition Period (the “Full Management Fee”) and $2,700,000 per month (prorated for partial months) during the Separation Period (the “Limited Management Fee” and together with the Full Management Fee, the “Management Fee”). The Management Fee, together with the Reimbursement Expenses, are referred to collectively herein as the “Service Fees.”

5.3	Cash Call.

(A)	Cash Calls. It is not the intent of this Agreement for LINN to advance any of its own funds. If there are lease operating expenses or capital expenditures that would otherwise be paid by LINN pursuant to this Agreement, LINN shall provide a written cash call (“Cash Call”) to Berry detailing the amount of such expenses, the proposed use thereof, and the date such funds are required, together with supporting documentation, for approval by Berry in advance of LINN incurring the same. Berry shall, within five Business Days of receipt of such Cash Call, render a decision to provide such amount to LINN for payment (in whole or in part) or to decline such payment (in which event LINN will be relieved of any obligation to conduct the associated activity). Berry reserves the right to approve any or all detail amounts included in any Cash Call.

(B)	Emergencies. Notwithstanding anything to the contrary in this Agreement, the Parties agree that in the event LINN reasonably believes there is an emergency involving actual or imminent loss of life, material damage to any of the Berry Assets or the environment, or substantial and immediate financial loss, LINN shall advance its own funds for any expense or expenditure that LINN determines is necessary under the circumstances as a reasonable and prudent operator to address such emergency (but only to the extent necessary to stabilize the situation and alleviate the imminent threat) without the need to make a Cash Call. If LINN takes any action pursuant to the immediately preceding sentence, then LINN shall promptly (but within any event within 48 hours) notify Berry of the taking of such action and deliver an invoice to Berry reflecting (i) the expenditures already incurred by LINN to address such emergency and (ii) LINN’s reasonable projection of expenditures to be incurred by LINN over the subsequent seven days to further address such emergency, and Berry shall promptly (and in no event later than 48 hours following receipt of such notice) reimburse and advance to LINN all such expenditures set forth such invoice.

5.4

Monthly Settlement Statement. On the date any amounts are to be transferred pursuant to Section 5.5, LINN shall submit to Berry a “Monthly Settlement Statement” prepared substantially in the form of Exhibit C, calculating the Current Month Settlement, to the extent any such amount has not previously been accounted for in a prior Current Month Settlement or under this Agreement or otherwise accounted for prior to the Effective Date between the Parties. The

“Current Month Settlement” shall be calculated (without duplication) as follows in this Section 5.4:

(i)	the net revenue interest share of all revenues (less severance and production taxes allocable to Berry under this Agreement and paid by or on behalf of LINN) attributable to the sale of production from the Berry Properties and received by LINN;

(ii)	less the working interest share of all direct operating expenses incurred by LINN for Berry’s account (exclusive of any expenses prepaid by Berry) (with respect to the Non-Operated Berry Properties, such direct operating expenses shall include overhead charges based on the applicable COPAS accounting procedures);

(iii)	plus COPAS and administrative overhead credits received by LINN from other owners for the Operated Berry Properties (excluding Berry) for operations subsequent to the Effective Date;

(iv)	less the working interest share of all capital expenditures incurred by LINN for Berry’s account related to the Berry Properties for operations;

(v)	less the working interest share of all bonuses, lease rentals, shut-in payments, and other charges paid by LINN on behalf of Berry;

(vi)	less the Reimbursement Expenses as stipulated in paragraph (A) of Section 5.2;

(vii)	less the Management Fee as stipulated in paragraph (B) of Section 5.2;

(viii)	less any amounts due under Section 5.2 that remain unpaid;

(ix)	less the Operating Property Amount due under Section 3.5;

(x)	less any Berry Severance Fees due under Section 4.3; and

(xi)	plus or less, as applicable, such other amounts as may be agreed to by the Parties.

Other than the Reimbursement Expenses, Management Fee and any Berry Severance Fees, Berry shall not be charged hereunder for any internal overhead, COPAS, non-billable charges of LINN allocated by LINN to any of the Berry Properties, or COPAS overhead charges attributable to the Operated Berry Properties.

5.5	Transfer of Cash. On the 15th day of each calendar month during the Term and for the three calendar months following the end of the Term, (i) if the Current Month Settlement is a positive number, then LINN shall pay to Berry via wire transfer into a Berry-owned account the Current Month Settlement and (ii) if the Current Month Settlement is a negative number, then Berry shall pay to LINN via wire transfer from a Berry-owned account into a LINN owned account the Current Month Settlement.

5.6	Third Party Joint Interest Billings. During the Accounting Period, LINN shall provide to Berry monthly aged accounts receivable reports detailing any uncollected joint interest billings issued to Third Parties for operations conducted on the Operated Berry Properties not otherwise accounted for prior to the Effective Date between the Parties. LINN shall use commercially reasonable efforts to collect all joint interest billings so billed. At the end of the Accounting Period, Berry shall reimburse LINN for the then outstanding amount of joint billings attributable to operations on the Operated Berry Properties not otherwise accounted for prior to the Effective Date by the Parties (the “Transition JIB Balance”). After Berry reimburses LINN, Berry shall have the right to retain all amounts it collects relative to the Transition JIB Balance, and LINN shall promptly remit to Berry any amounts received relative to the Transition JIB Balance. For the avoidance of doubt nothing in this Section 5.6 is intended to, or does, require Berry to reimburse LINN for joint interest billings for which (i) LINN did not perform the associated operations or (ii) Berry has already reimbursed LINN.

5.7	No Duplication of Payments to LINN. Notwithstanding anything contained herein to the contrary, in no event shall there be a duplication of payments to LINN under this Agreement for any matters, charges or costs of any kind which are covered by, or related to, Reimbursement Expenses, the Management Fee, and/or Cash Calls.

5.8

Final Settlement. On or before 60 days after the end of the Accounting Period, LINN will prepare and deliver to Berry a settlement statement setting forth the cumulative amounts charged and credited under Section 5.4, the cumulative cash transfers under Section 5.5, and any other accounting transfer that is required to be made under this Agreement, including but not limited to the transfer of Suspense Funds (the “Final Settlement Statement”). As soon as reasonably practicable but not later than the 30th day following receipt of Berry’s statement hereunder, Berry shall deliver to LINN a written report containing any changes that Berry proposes be made to such statement, if any. LINN may deliver a written report to Berry during this same period reflecting any changes that LINN proposes to be made to such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the Final Settlement Statement no later than 120 days after the end of the Accounting Period. If the Parties are unable to reach an agreement at such time, then either Party may submit the remaining matters in dispute to an Independent Expert for resolution pursuant to Section 8.3. Within ten days after the earlier of (a) the expiration of Berry’s 60-day review period without delivery of any written report or (b) the date on which the Parties finally agree on the Final Settlement

Statement or the Independent Expert resolves the disputed matters, as applicable, (x) if the net amount of all entries in the Final Settlement Statement shows a balance owed to Berry, then LINN shall pay to Berry via wire transfer into a Berry-owned account such net amount due and (ii) if the net amount of all entries in the Final Settlement Statement shows a balance owed to LINN, then Berry shall pay to LINN via wire transfer into a LINN-owned account such net amount due.

6.	Indemnification; Limitation and Exclusion of Damages.

6.1	Indemnity and Release by Berry.

(A)	Subject to Section 6.3 and Section 6.4, and the proviso to the last sentence of this Section 6.1(A), LINN shall have no liability to Berry for, and Berry hereby releases, and shall indemnify, defend, and hold harmless, the LINN Indemnified Parties from, each and every Claim attributable to, or arising out of, any act or omission by LINN involving or related to the Services (or Berry’s use thereof), including, but not limited to, LINN’s failure to pay or to collect sums due, erroneous or improper payment, late payment, preparation of erroneous payment statement, administration of the Suspense Funds (including any escheatment obligations related thereto), or any other such cause, EVEN IF SUCH CLAIMS ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF LINN OR THE LINN INDEMNIFIED PARTIES, except for any such Claim that may result from (and only to the extent it results from) LINN’s gross negligence or willful misconduct. The foregoing release and indemnity shall expressly survive any expiration or termination of this Agreement and shall apply notwithstanding anything to the contrary contained in this Agreement (including under this Article 6); provided, however, that Berry shall have no indemnity or defense obligations to the LINN Indemnified Parties (and shall not be deemed to have released the LINN Indemnified Parties) with respect to any Claim for which LINN is required to indemnify or defend the Berry Indemnified Parties pursuant to Section 6.2.

(B)

BERRY SPECIFICALLY AGREES TO FULLY DEFEND, INDEMNIFY AND HOLD HARMLESS ANY LINN INDEMNIFIED PARTY REGARDING ANY CLAIMS ARISING FROM, OR IN CONNECTION WITH, BERRY’S OR ITS SUBCONTRACTORS’ EMPLOYEES’ ACTIVITIES ON OPERATED BERRY PROPERTIES OR LINN-OWNED PROPERTY, INCLUDING, BUT NOT LIMITED TO, ALL CLAIMS FOR BODILY INJURY, PERSONAL INJURY, ILLNESS, OR DEATH BROUGHT BY BERRY’S OR BERRY’S SUBCONTRACTOR’S EMPLOYEES AGAINST ANY LINN INDEMNIFIED PARTY, SOLELY TO THE EXTENT SUCH CLAIM RESULTS FROM OR IS ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF BERRY’S OR ITS SUBCONTRACTORS’ EMPLOYEES, EXCEPT FOR ANY

SUCH CLAIM THAT MAY ARISE OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY LINN INDEMNIFIED PARTY. THIS PROVISION CONTROLS OVER ANY CONFLICTING PROVISION IN THIS AGREEMENT.

6.2	Indemnity by LINN.

(A)	Subject to Section 6.3 and Section 6.4, LINN shall indemnify, defend, and hold harmless Berry and its Affiliates, and their respective directors, officers, employees, agents, managers, shareholders and representatives (together with Berry, the “Berry Indemnified Parties”) from and against any and all Claims suffered by the Berry Indemnified Parties as a result of, caused by, or arising out of (i) any breach of any covenant of LINN under this Agreement, or (ii) the sole, joint or concurrent negligence, gross negligence or willful misconduct of LINN or its Affiliate in its performance or failure to perform under this Agreement; PROVIDED, HOWEVER, THAT LINN SHALL HAVE NO OBLIGATION TO INDEMNIFY THE BERRY INDEMNIFIED PARTIES UNDER THIS SECTION 6.2(A) WITH RESPECT TO ANY CLAIM ATTRIBUTABLE TO LINN’S PERFORMANCE OF ITS OBLIGATIONS UNDER SECTION 1.1 AND SECTION 1.10 UNLESS SUCH CLAIM IS A RESULT OF, IS CAUSED BY, OR ARISES OUT OF LINN’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(B)	LINN SPECIFICALLY AGREES TO FULLY DEFEND, INDEMNIFY AND HOLD HARMLESS ANY BERRY INDEMNIFIED PARTY REGARDING ANY CLAIMS ARISING FROM, OR IN CONNECTION WITH, LINN’S OR ITS SUBCONTRACTOR’S EMPLOYEES’ ACTIVITIES RELATED TO THE BERRY ASSETS, INCLUDING, BUT NOT LIMITED TO, ALL CLAIMS FOR BODILY INJURY, PERSONAL INJURY, ILLNESS, OR DEATH BROUGHT BY LINN’S OR ITS SUBCONTRACTOR’S EMPLOYEES AGAINST ANY BERRY INDEMNIFIED PARTY, EXCEPT FOR ANY SUCH CLAIM THAT MAY ARISE OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY BERRY INDEMNIFIED PARTY REGARDLESS OF WHETHER SUCH INJURY OR DEATH IS OR IS ALLEGED TO BE CAUSED BY THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SUCH BERRY INDEMNIFIED PARTY. THIS PROVISION CONTROLS OVER ANY CONFLICTING PROVISION IN THIS AGREEMENT.

6.3	Limitation of Liability. The total and cumulative liability of LINN arising out of, relating to, or in connection with, any performance or lack of performance of the Services, including for indemnification obligations and damages pursuant to this Article 6 (whether a claim therefor is based on warranty, contract, tort (including negligence or strict liability), statute, or otherwise) shall not exceed the aggregate Service Fees paid to LINN by Berry under this Agreement; provided, however, that this Section 6.3 shall not apply to any liability of LINN arising out of, relating to, or in connection with LINN’s gross negligence or willful misconduct.

6.4	Exclusion of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH, ANY PERFORMANCE OR LACK OF PERFORMANCE UNDER THIS AGREEMENT FOR INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR SPECIAL DAMAGES (INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF USE, LOST REVENUE, LOST SAVINGS, LOSS OF DATA, OR LOSS BY REASON OF COST OF CAPITAL), EVEN IF SUCH DAMAGES WERE FORESEEABLE OR THE PARTY SOUGHT TO BE HELD LIABLE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER A CLAIM THEREFOR IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, SAVE AND EXCEPT ANY SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS. NOTWITHSTANDING ANYTHING IN THIS SECTION 6.4 TO THE CONTRARY, NEITHER PARTY’S RECOVERY FOR LOST PROFITS, LOSS OF USE, LOST REVENUE, LOST SAVINGS, LOSS OF DATA, OR LOSS BY REASON OF COST OF CAPITAL SHALL BE LIMITED TO THE EXTENT CONSTITUTING DIRECT DAMAGES. EACH PARTY AGREES AND ACKNOWLEDGES THAT THE RISK ALLOCATION AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT ARE FUNDAMENTAL TO EACH PARTY’S BENEFIT OF THE BARGAIN UNDER THIS AGREEMENT. NEITHER PARTY SHALL ALLEGE THAT ANY REMEDY OR ANY PROVISION OF THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE AND THE LIMITATIONS IN THIS ARTICLE 6 WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY IN THIS AGREEMENT.

7.

Insurance. In support of its indemnity obligations under this Agreement, but as a separate and independent obligation, Berry shall obtain and maintain in force throughout the Term insurance coverage from insurance providers with A.M. Best ratings of A-, VII or better, in the amounts and types as further described on Exhibit D. All deductibles shall be for the account of Berry and to the extent of the indemnities and liabilities contractually assumed by Berry under this Agreement, Berry shall cause the LINN Indemnified Parties to be added as insureds with respect to all insurance policies (excluding Worker’s Compensation and Employer’s Liability). Berry shall further cause its insurers to waive, and Berry hereby does waive, any rights of subrogation or recovery against any LINN Indemnified Parties; all such insurance required of Berry hereunder shall be primary coverage to any insurance maintained by any LINN Indemnified Parties. Berry, upon LINN’s request, shall provide certificates evidencing the insurance coverages required under this Agreement. The obligations of Berry, with respect to the maintenance of insurance under this Agreement, are in support of, but separate and apart from, Berry’s indemnification obligations under this Agreement. To the extent applicable, for the purposes of Title 6, Chapter 127 of the Texas Civil Practice and Remedies Code, commonly known as the Texas Oilfield Anti-Indemnity Act, the indemnity and insurance provisions of this Agreement applicable to property damage and the indemnity and insurance provisions applicable to personal injury, bodily injury, and death shall be deemed separate for interpretation, enforcement, and other purposes. The Parties agree that in order to be in compliance with the Texas Oilfield Anti-Indemnity Act regarding mutually assumed indemnification for the other Party’s sole or concurrent negligence, each Party shall carry supporting insurance in equal amounts of the types and in the minimum amounts as specified in the insurance requirements hereunder. All indemnities in this Agreement shall only be effective to the maximum extent permitted by Applicable Law. The Parties hereby incorporate Title 6, Chapter 127 of the Texas Civil Practice and Remedies Code as part of this Agreement and agree to the limits of that statute. If LINN does not carry insurance in the minimum amounts as specified in the insurance requirements in regard to mutual indemnity obligations, then it is agreed that LINN has approved self-insurance as stated in the Texas Oilfield Anti-Indemnity Act and the mutual indemnification amount shall be the maximum amount carried by LINN.

8.	Arbitration.

8.1	General. Any and all claims, disputes, controversies or other matters in question arising out of or relating to an audit dispute under Section 2.8, a disagreement on the list of Berry Operating Property under paragraph (B) of Section 3.5, calculation of the Monthly Settlement Statement under Section 5.4, or calculation of the Final Settlement Statement under Section 5.8, or any amounts therein or revisions thereto (all of which are referred to herein as “Disputes,” which term shall not include any other claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article 8.

8.2	Senior Management. If a Dispute occurs that the senior representatives of the Parties responsible for this Agreement have been unable to settle or agree upon within a period of 15 days after such Dispute arose, then each Party shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than 30 days after such Dispute arose to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of 15 days after such meeting, or if such meeting has not occurred within 45 days after such Dispute arose, then either Party to such Dispute shall have the right, by written notice to the other Party to such Dispute, to resolve such Dispute through the relevant Independent Expert pursuant to Section 8.3.

8.3	Dispute Resolution by Independent Expert.

(A)

Each Party shall have the right to submit each Dispute to an independent expert appointed in accordance with this Section 8.3 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the rules of the Commercial Arbitration Rules and Mediation Procedures (the “Rules”) of the AAA.

(B)	Each Dispute to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules, including with regard to written discovery, depositions, summary judgment motions, prehearing procedures, and date, time, location and length of the hearing, and failing such agreement, in accordance with the Rules to the extent such Rules do not conflict with the provisions of this Agreement. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances, but in no case later than 30 days after conclusion of the arbitration hearing. The Independent Expert shall support the decision and award with a reasoned, written opinion. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and non-appealable to the maximum extent permitted by Applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(C)	The charges and expenses of the arbitrator shall be shared one-half by Berry and one-half by LINN.

8.4	Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING BETWEEN THE PARTIES UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY THE DEFINITION OF “DISPUTES” SET FORTH IN SECTION 8.1) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS UNLESS THE PARTIES OTHERWISE MUTUALLY AGREE.

9.	Miscellaneous.

9.1	Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder cannot be assigned by either Party (by operation of law or otherwise) without the prior written consent of the other Party, such consent to be at such other Parties’ sole discretion.

9.2

Entire Agreement. Except for and without limiting either Party’s rights under the Berry Consensual Plan, this Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement (including the Services). Notwithstanding the foregoing, in the event of a conflict between the provisions of this Agreement and the Berry Consensual

Plan, the terms of the Berry Consensual Plan shall prevail. For the avoidance of doubt, the Agency Agreement and Power of Attorney dated March 5, 2014, executed by Berry and LOI has been terminated and is of no further force or effect.

9.3	Amendment. This Agreement may be amended or modified only by written instrument executed by the authorized representatives of LINN and Berry, respectively.

9.4	Choice of Law. The provisions of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the conflicts of laws principles thereof. Subject to Article 8, each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of Texas over any suit, action, or proceeding arising out of or relating to this Agreement.

9.5	No Recourse. All Claims that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as Parties (i.e., LINN or Berry). No Person who is not a named party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equity holder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

9.6	Unenforceable Provisions. Any provision in this Agreement that might otherwise be invalid or unenforceable because of the contravention of any Applicable Law shall be deemed to be amended to the extent necessary to remove the cause of such invalidation or unenforceability, and such provision, as amended, shall remain in full force and effect.

9.7	No Set-Off. Except as mutually agreed to in writing by LINN and Berry, neither Party shall have any right of set-off or other similar rights with respect to (i) any amounts received pursuant to this Agreement or (ii) any other amounts claimed to be owed to the other Party arising out of this Agreement or any other agreement between the Parties.

9.8	Notices.

(A)	All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with read receipt requested, with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses and representatives (if applicable) set forth below, except as provided in paragraph (B) of this Section 9.8, (or to such other addresses and representatives as a Party may designate by notice to the other Party):

(i)	If to LINN, then to:

Linn Operating, Inc.

600 Travis Street

Houston, Texas 77002

Attn: Arden Walker

Phone: (281)840–4000

E-mail: awalker@linnenergy.com

with copies (which shall not constitute notice) to:

Linn Operating, Inc.

600 Travis Street

Houston, Texas 77002

Attn: General Counsel

Phone: (281) 840-4000

E-mail:     cwells@linnenergy.com

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attn:    Anthony Speier, P.C.; David M. Castro, Jr.

Phone: (713) 835-3607; (713) 835-3609

E-mail: anthony.speier@kirkland.com

             david.castro@kirkland.com

(ii)	If to Berry:

Berry Petroleum Company, LLC

5201 Truxtun Avenue, Suite 100

Bakersfield, California 93309

Attn: Arthur T. Smith, Chief Executive Officer

Phone: (214) 384-3966

E-mail: tsmith@bry.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

Attn: John G. Mauel, Partner

Phone: (713) 651-5173

E-mail: john.mauel@nortonrosefulbright.com

(B)	Any notice required under Article 1 shall be delivered in the manner described by paragraph (A) of this Section 9.8 when delivered to:

(i)	If to LINN, then to:

Linn Operating, Inc.

600 Travis Street

Houston, Texas 77002

Attn: Jamin McNeil

Phone: 281-840-4000

E-mail: 281-840-4000

with copies (which shall not constitute notice) to:

Linn Operating, Inc.

600 Travis Street

Houston, Texas 77002

Attn: General Counsel

Phone: (281) 840-4000

E-mail:    cwells@linnenergy.com

(ii)	If to Berry:

Berry Petroleum Company, LLC

5201 Truxtun Avenue, Suite 100

Bakersfield, California 93309

Attn: Arthur T. Smith, Chief Executive Officer

Phone: (214) 384-3966

E-mail: tsmith@bry.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

Attn: John G. Mauel, Partner

Phone: (713) 651-5173

E-mail: john.mauel@nortonrosefulbright.com

9.9	Independent Contractor. LINN shall act solely as independent contractors, and nothing herein shall at any time be construed to create the relationship of employer and employee, partnership, principal and agent, broker or finder, or joint venturers as between Berry and LINN. Except as expressly provided herein, neither Party shall have any right or authority, and shall not attempt to enter into any contract, commitment, or agreement or to incur any debt or liability of any nature, in the name of or on behalf of the other Party.

9.10	No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any Person other than the Parties, the LINN Indemnified Parties, and the Berry Indemnified Parties, or their respective successors and assigns, to any claim, cause of action, remedy, or right of any kind under this Agreement.

9.11	Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or email of a portable document format (pdf) of the signature pages), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

9.12	No Strict Construction. Berry and LINN participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Berry and LINN, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against either Party with respect to this Agreement.

9.13

Force Majeure. Continued performance of a portion of the Services may be suspended immediately to the extent such performance is prevented by any event or condition beyond the reasonable control of LINN, including acts of God, fire, labor strike or trade disturbance, war, terrorism, civil commotion, inability to procure labor, unavailability of equipment, compliance in good faith with any Applicable Law (whether or not it later proves to be invalid), or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of LINN (a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, LINN shall (i) use all reasonable efforts to mitigate the effect of such Force Majeure Event, (ii) give notice to Berry of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration, and (iii) during such Force Majeure Event, shall keep Berry reasonably advised of its efforts to overcome such Force Majeure Event.

9.14	Interpretation. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)	Calculation of Time Period. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a day other than a Business Day, then the period in question shall end on the next succeeding Business Day;

(ii)	Dollars. Any reference in this Agreement to $ means United States dollars;

(iii)	Exhibits and Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement;

(iv)	Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa;

(v)	Headings. The division of this Agreement into Articles, Sections, and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement, and all references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified;

(vi)	Herein. Words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires;

(vii)	Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(viii)	Statute. Unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder.

9.15	Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof, including if LINN fails to perform the Services or to take any other action required of it hereunder, and that the Parties shall be entitled to an injunction or injunctions without proof of damages or posting a bond or other security to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled under Applicable Law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, under Applicable Law or in equity. The right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither LINN nor Berry would have entered into this Agreement.

9.16	Confidentiality. The terms of this Agreement and any information obtained pursuant to this Agreement shall be kept confidential by the Parties, except (i) disclosure of matters that become a matter of public record as a result of the bankruptcy case referenced in the Recitals and the filings related thereto, (ii) to the extent required by Applicable Law, (iii) to the extent that this Agreement is the subject of an action for enforcement of its terms or for the breach thereof, or (iv) to the extent that disclosure of this Agreement is required by a court of law. In the event that disclosure as described in the preceding clause (iv) is sought, the Party from whom it is sought shall immediately notify the other Party, and shall diligently pursue protection of the confidentiality of the information sought to be disclosed through objections to disclosure, motions for protective orders and other protections provided by rule of Applicable Law.

9.17	Joint and Several Liability. Each of LOI, LM, Linn Energy, LC, LEF, LEH, LE&PM, LEM, LME, MC-I, MC-II, MCH-I and MCH-II shall be collectively responsible for, and shall have joint and several liability under this Agreement with respect to, the obligations of LINN under this Agreement.

9.18	Expenses. Other than as expressly set forth in this Agreement, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned representatives of each of the Parties has executed this Agreement on the date first above written to be effective for all purposes as of the Effective Date.

Berry:

BERRY PETROLEUM COMPANY, LLC

By:	/s/ Arthur T. Smith
Name:	Arthur T. Smith
Title:	Chief Executive Officer

LINN:

LINN OPERATING, INC.

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

LINN MIDSTREAM, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

LINN ENERGY, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

LINNCO, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

LINN ENERGY FINANCE CORP.

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

LINN EXPLORATION & PRODUCTION MICHIGAN LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

LINN EXPLORATION MIDCONTINENT, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

LINN MIDWEST ENERGY LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

MID-CONTINENT I, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

MID-CONTINENT II, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

MID-CONTINENT HOLDINGS I, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

MID-CONTINENT HOLDINGS II, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

LINN ENERGY HOLDINGS, LLC

By:	/s/ Arden L. Walker, Jr.
Name:	Arden L. Walker, Jr.
Title:	Executive Vice President and Chief Operating Officer

Exhibit A

DEFINITIONS

“AAA” means the American Arbitration Association.

“Access Period” shall have the meaning ascribed to it in Section 4.1.

“Accounting Period” means the Transition Period (as the same may be extended pursuant to Section 2.9) through the date that is the last day of the second full calendar month thereafter.

“AFE” shall have the meaning ascribed to it in Section 1.2.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries) Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Applicable Law” means any applicable principle of common law, statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Assigned Operating Contract” shall have the meaning ascribed to it in paragraph (C) of Section 3.2.

“Available Employee” means any employee listed on Schedule 6.

“Berry” shall have the meaning ascribed to it in the Preamble.

“Berry Assets” shall have the meaning ascribed to it in paragraph (B) of Section 3.1.

“Berry Consensual Plan” shall have the meaning ascribed to it in the Recitals.

“Berry Contracts” shall have the meaning ascribed to it in clause (v) of paragraph (C) of Section 3.1.

“Berry Employee” means any employee designated as a “Berry Employee” on Schedule 6.

“Berry Equipment” shall have the meaning ascribed to it in clause (ii) of paragraph (C) of Section 3.1.

“Berry Estate” shall have the meaning given to the term “Berry Debtors’ Estate” in the LINN Consensual Plan.

Exhibit A, Page 1

“Berry Facilities” shall have the meaning ascribed to it in clause (iv) of paragraph (B) of Section 3.1.

“Berry G&G Data” shall have the meaning ascribed to it in clause (vi) of paragraph (C) of Section 3.1.

“Berry Indemnified Parties” shall have the meaning ascribed to it in paragraph (A) of Section 6.2.

“Berry Leasehold and Mineral Interests” shall have the meaning ascribed to it in clause (i) of paragraph (B) of Section 3.1.

“Berry-LINN Employee” means any employee designated as a “Berry-LINN Employee” on Schedule 6.

“Berry Operating Contracts” shall have the meaning ascribed to it in paragraph (A) of Section 3.2.

“Berry Operating Equipment” shall have the meaning ascribed to it in paragraph (A) of Section 3.5.

“Berry Operating Property” shall have the meaning ascribed to it in paragraph (A) of Section 3.5.

“Berry Operating Yard Equipment” shall have the meaning ascribed to it in paragraph (A) of Section 3.5.

“Berry Permits” shall have the meaning ascribed to it in clause (iv) of paragraph (C) of Section 3.1.

“Berry Properties” shall have the meaning ascribed to it in clause (ii) of paragraph (B) of Section 3.1.

“Berry Receivables” means all expenditures incurred by Berry (or LINN or its Affiliate on behalf of Berry) in connection with the ownership, operation and maintenance of the Berry Properties (including rentals, overhead, royalties, Lease option and extension payments, Taxes and other charges and expenses billed under applicable operating agreements or governmental statute(s)) and billed by Berry (or LINN or its Affiliate on behalf of Berry) to Third Party working interest owners, which remain outstanding and owed to Berry (or LINN or its Affiliate on behalf of Berry);

“Berry Records” shall have the meaning ascribed to it in clause (ix) of paragraph C of Section 3.1.

“Berry Related Assets shall have the meaning ascribed to it in paragraph C of Section 3.1.

“Berry Severance Fees” shall have the meaning ascribed to it in Section 4.3.

Exhibit A, Page 2

“Berry Shared Contracts” shall have the meaning ascribed to it in paragraph (A) of Section 3.2.

“Berry Software” shall have the meaning ascribed to it in clause (xii) of paragraph (C) of Section 3.1.

“Berry Statement of Assets and Liabilities” shall have the meaning ascribed to it in the Recitals.

“Berry Wells” shall have the meaning ascribed to it in clause (ii) of paragraph (B) of Section 3.1.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in the state(s) in which the Berry Assets are located and Houston, Texas.

“Cash Call” shall have the meaning ascribed to it in paragraph (A) of Section 5.3.

“Change of Operator Forms” shall have the meaning ascribed to it in clause (i) of Section 3.3.

“Claim” means any claim, demand, liability, suit, cause of action (whether in contract, tort otherwise), loss, cost, and expense of every kind and character.

“Contract” means any agreement, contract, obligation, promise or undertaking (other than a Lease or other instrument creating or evidencing an interest in the Berry Properties) related to or used in connection with the operations of any Berry Properties that is legally binding.

“Control” means the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

“COPAS” shall mean the Council of Petroleum Accountants Societies, Inc.

“Current Month Settlement” shall have the meaning ascribed to it in Section 5.4.

“Dispute” shall have the meaning ascribed to it in Section 8.1.

“Effective Date” shall have the meaning ascribed to it in the Berry Consensual Plan.

“Excluded LINN Records and Data” means (a) the general corporate files and records of LINN and its non-Berry Affiliates, insofar as they relate to the business of LINN or its non-Berry Affiliate generally and are not required for the future ownership or operation of the Berry Assets; (b) all legal files and records (other than title opinions) other than legal files directly related to Claims associated with Berry or the Berry Assets; (c) federal or state income, franchise or margin tax files and records of LINN or its non-Berry Affiliates; (d) employee files (other than any employee files for Available Employees hired by Berry pursuant to Article 4 that may

Exhibit A, Page 3

be transferred to Berry without violating Applicable Law); (e) reserve evaluation information or economic projections other than those related specifically to the Berry Assets; (f) records relating to the sale of the Berry Assets, including competing bids (g) proprietary data, information and data under contractual restrictions on assignment or disclosure for which no consent has been given; (h) privileged information (other than title opinions) and (i) any other files or records to the extent relating solely to any property or activities of LINN or its non-Berry affiliates.

“Final Settlement Statement” shall have the meaning ascribed to it in Section 5.8.

“Force Majeure Event” shall have the meaning ascribed to it in Section 9.13.

“Full Management Fee” shall have the meaning ascribed to it in paragraph (B) of Section 5.2.

“Governmental Authority” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, tribal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Hill Field Offices” shall have the meaning ascribed to it in clause (i) of paragraph (C) of Section 3.1.

“Hugoton Field Offices” means the real property described on Schedule 11 and all field offices located thereon.

“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, produced from and attributable to the Berry Properties.

“Independent Expert” shall have the meaning ascribed to it in paragraph (A) of Section 8.3.

“Lease” means any oil and gas lease, oil, gas and mineral lease or sublease, or other leasehold interest, and the leasehold estates created thereby, including carried interests, rights of recoupment, options, reversionary interests, convertible interests and rights to reassignment.

“Leasehold Interest” means, with respect to a Lease, a working or other interest in and to such Lease.

“LC” shall have the meaning ascribed to it in the Preamble.

“LEF” shall have the meaning ascribed to it in the Preamble.

“LEH” shall have the meaning ascribed to it in the Preamble.

“LEM” shall have the meaning ascribed to it in the Preamble.

“LE&PM” shall have the meaning ascribed to it in the Preamble.

“Letters in Lieu” shall have the meaning ascribed to it in clause (ii) of Section 3.3.

Exhibit A, Page 4

“Liabilities” means any and all claims, rights, demands, causes of action, liabilities, obligations, damages, losses, fines, penalties, sanctions of every kind and character (including reasonable fees and expenses of attorneys, technical experts and expert witnesses), judgments or proceedings of any kind or character whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether arising or founded in Applicable Law or voluntary settlement, and all reasonable expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Limited Management Fee” shall have the meaning ascribed to it in paragraph (B) of Section 5.2.

“LINN” shall have the meaning ascribed to it in the Preamble.

“LINN Consensual Plan” shall have the meaning ascribed to it in the Recitals.

“LINN Estate” shall have the meaning given to the term “Linn Debtors’ Estate” in the LINN Consensual Plan.

“Linn Energy” shall have the meaning ascribed to it in the Preamble.

“LINN Indemnified Parties” shall mean LINN and its Affiliates, and its and their equity holders, directors, officers, employees, consultants, accountants, counsel, advisors, and agents.

“LM” shall have the meaning ascribed to it in the Preamble.

“LME” shall have the meaning ascribed to it in the Preamble.

“LOI” shall have the meaning ascribed to it in the Preamble.

“Management Fee” shall have the meaning ascribed to it in paragraph (B) of Section 5.2.

“MC-I” shall have the meaning ascribed to it in the Preamble.

“MC-II” shall have the meaning ascribed to it in the Preamble.

“MCH-I” shall have the meaning ascribed to it in the Preamble.

“MCH-II” shall have the meaning ascribed to it in the Preamble.

“Mineral Interest” means any mineral fee interest, mineral right or mineral servitude, including non-participating royalty interests and other rights of a similar nature, whether legal or equitable, whether vested or contingent.

“Mirrored Licenses” shall have the meaning ascribed to it in paragraph (B) of Section 1.13.

“Monthly Settlement Statement” shall have the meaning ascribed to it in Section 5.4.

Exhibit A, Page 5

“Monthly Statement” shall have the meaning ascribed to it in Section 1.11.

“New Production Environment” shall have the meaning ascribed to it in Section 1.13(B) of Exhibit B.

“Non-Operated Berry Properties” shall mean the portion of the Berry Properties currently operated by a Third Party or operated by LINN as an agent for a Person other than Berry, as so identified on Schedule 1 and Schedule 2 (which Non-Operated Berry Properties include the Hugoton properties and do not include the Hill properties).

“Non-Party Affiliate” shall have the meaning ascribed to it in Section 9.5.

“Offer Period” shall have the meaning ascribed to it in Section 4.2.

“Operated Berry Properties” shall mean that portion of the Berry Properties currently operated by LINN as agent for Berry, as so identified on Schedule 1 and Schedule 2 (which Operated Berry Properties include the Hill properties and do not include the Hugoton properties).

“Operating Property Amount” shall have the meaning ascribed to it in paragraph (C) of Section 3.5.

“Party” or “Parties” shall have the meaning ascribed to it in the Preamble.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Reference Period” shall have the meaning ascribed to it in Section 1.

“Reimbursement Expenses” shall have the meaning ascribed to it in paragraph (A) of Section 5.2.

“Representatives” shall mean LINN’s existing personnel, including its current employees, contractors, attorneys, agents, representatives, and consultants.

“Rules” shall have the meaning ascribed to it in paragraph (A) of Section 8.3.

“Separation Period” means the period between the first day following the Transition Period (as the same may be extended pursuant to Section 2.9) and the end of the Accounting Period.

“Service Fees” shall have the meaning ascribed to it in paragraph (B) of Section 5.2.

“Services” shall have the meaning ascribed to it in Section 1.

“Surface Rights” means all surface leases, subsurface leases, rights-of-way, licenses, easements and other surface or subsurface rights agreements applicable to, used, or held in connection with the ownership, operation, maintenance or repair of, or the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from, the Berry Properties, together with all surface fee interests in the lands covered by the Berry Leasehold and Mineral Interests.

Exhibit A, Page 6

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Operated Berry Properties that are payable to Third Parties and are being held in suspense by LINN as the operator of such Operated Berry Properties.

“Term” shall have the meaning ascribed to it in paragraph (A) of Section 5.1.

“Third Party” means any Person other than Berry or LINN or any of their Affiliates.

“Transferred Hardware” means the equipment described on Schedule 8, unless Berry notifies LINN in writing within 30 days after the Effective Date that Berry does not want one or more items on Schedule 8 to be included as Transferred Hardware.

“Transition JIB Balance” shall have the meaning ascribed to it in Section 5.6.

“Transition Period” means the period from the Effective Date through the date that is the last day of the second full calendar month after the Effective Date (as the same may be extended pursuant to Section 2.9).

“Vehicles” shall have the meaning ascribed to it in clause (xiv) of paragraph (C) of Section 3.1.

Exhibit A, Page 7

Exhibit B

SERVICES

#	Service	General Description
1.1	Operator Services

•    Manage and oversee day-to-day operation of the Operated Berry Properties, including operation and management of existing wells, structures, equipment, and facilities

•    Supervise personnel, subcontractors, suppliers, vendors, etc.

•    Monitor production and prepare and submit any necessary forms or reports as required by regulatory agencies

•    Dispose of all salt water and waste materials

•    Perform field operations

•    Account for and disburse production (limited to the production of Hydrocarbons from the Berry Assets prior to the end of the Transition Period)

•    Administer the Suspense Funds; provided, however, that Berry will assume the Suspense Funds (including any escheatment obligations related thereto) as of the first day following the Transition Period; provided, however, further, that prior to the end of the Transition Period, LINN will provide, or cause to be provided, any and all documentation in LINN’s possession necessary for Berry to administer the Suspense Funds following the end of the Transition Period

1.2	Non-Operator Services

•    Monitor operation of the Non-Operated Berry Properties

•    Collect revenues on behalf of Berry

•    Review operating expense statements; request additional information from, and address any concerns with, the Third Party operators (if necessary); and pay applicable operating expenses

•    Process non-operated joint interest billing invoices

1.3	Permits

•    Maintain all Permits

•    Take reasonable action necessary to transfer or assign all Berry Permits held in the name of LINN, contingent upon Berry’s obligations described in Sections 1.3 and paragraph (A) of 3.4)

Exhibit B, Page 1

#	Service	General Description
1.4	Transportation and Marketing

•    Manage (or, if applicable, oversee provision by a Third Party approved by Berry of) midstream services, transportation and marketing services, gas control services, and other similar services to physically and financially sell the production from the Operated Berry Properties

1.5	Well Maintenance

•    Provide supervision for all workover operations, recompletion operations, and any type of remedial operation or well service operation with respect to the Operated Berry Properties

•    Contract with supervisory personnel for onsite supervision as required (but in no event will LINN be required to add contract onsite supervision above the level of supervision currently provided)

•    Establish and maintain well files containing information on operations performed in connection with each such well

1.6	Payment Services

•    Pay lease rentals, shut-in royalties, minimum royalties, payments in lieu of production, royalties, overriding royalties, production payments, net profit payments, and other similar payments associated with the Operated Berry Properties; provided, however, that, in the case of payments related to production from the Operated Berry Properties other than shut-in payments during the Term, these obligations shall be limited to payment obligations arising from production from the Operated Berry Properties prior to the end of the Transition Period

•    Pay operating costs and invoices that are required to be paid under the terms and provisions of the applicable agreements and which are attributable to the ownership, operation, use, or maintenance of the Berry Properties

1.7	Lease and Land Administration

•    Provide all land, land administration, lease, and title services with respect to the Berry Properties, in each case in the ordinary course of LINN’s business and in no case requiring additional services beyond those currently performed by LINN, including:

•    Administer all leases and agreements relating to the Berry Properties

•    Maintain and update all lease, ownership, contract and property records and databases relating to the Berry Properties through changes received at the end of the second calendar month following the Effective Date to the extent practicable

Exhibit B, Page 2

#	Service	General Description

•    Generate, verify, process, approve and sign (provided that Berry has provided LINN a special power of attorney authorizing LINN to sign on Berry’s behalf) all internal and external division orders and transfer orders required in the normal course of business

•    Identify, pay and appropriately invoice all rentals, surface, right of way, shut-in and other similar payments required by the leases or other agreements relating to the Berry Properties

•    Maintain all land, contract, division of interest, lease files, and other files relating to the subject lands, lease and land administration functions

•    Maintain and update all royalty and suspense accounts, reports and databases

•    Perform such other reasonable and customary administrative services as LINN administers or causes to be administered to maintain the leases or agreements relating to the Berry Properties in the ordinary course of its business

1.8	Regulatory Affairs

•    Provide services to comply with all regulatory requirements applicable to the Berry Properties

•    Prepare all federal, state, regulatory and other monthly production reports related to production of Hydrocarbons from the Berry Properties prior to the end of the Transition Period; copies of said reports will be provided to Berry

•    Maintain incident management reporting processes in LINN’s ordinary course of business and maintain all existing safety practices, which could include all or any of the following: internal reports, OSHA filings, safety standard operating procedures (SOPs), emergency response protocols, chemical exposure and hearing testing, drug and alcohol programs, incident follow-up and other activities to provide health and safety training; provided, however, that nothing herein will require LINN to adopt new practices or change its existing practices

Exhibit B, Page 3

#	Service	General Description
1.9	Plugging and Abandonment

•    Obtain necessary non-operated working interest owner approval and regulatory permits to abandon any wells included in the Operated Berry Properties when required by applicable law to be abandoned during the Transition Period

•    Provide supervision for abandonment operations and file all necessary abandonment reports after the completion of the abandonment operations

1.10	Environmental Compliance

•    If LINN discovers instances of non-compliance with environmental, health, or safety laws, rules, or regulations, notify Berry of such non-compliance

•    [insert any reviews, audits or other queries required to be undertaken during the Transition Period as referenced in Section 1.10]

1.11	Bookkeeping; Finance and Treasury; Accounting

•    Assist with internal reporting, management of general ledger functions, asset and real property accounting, treasury and financial management services, maintenance of capital expenditure, and other operating budgets for production from the Berry Properties prior to the conclusion of Transition Period

•    Monthly net lease operating statement reporting, including reasonable volume, pricing, revenue, and expense supporting detail on the 15th day after each month end during the Accounting Period

•    Production and regulatory reporting related to the Berry Properties (limited to reporting related to the Berry Properties or production from the Berry Properties prior to the conclusion of the Transition Period)

•    Prepare joint interest accounting and billings associated with the Berry Properties for periods prior to the end of the Transition Period

•    Perform AFE tracking and status reporting relating to the Berry Properties during the Transition Period

•    Perform gas balancing relating to the Berry Properties for periods and related to production prior to the end of the Transition Period

•    Perform working interest and royalty owner disbursements for production from the Berry Properties prior to the end of the Transition Period

•    Provide collection of accounts receivable associated with the Berry Properties relative only to periods and production prior to the end of the Transition Period

Exhibit B, Page 4

#	Service	General Description

•    Provide any reports currently prepared in the ordinary course of LINN’s business related to the Berry Properties that are practicably segregated to the Berry Properties in generally the same manner and timing as currently prepared by LINN; provided that in the case of reports related to payments for production of hydrocarbons, such reports will be limited to production from the Berry Properties prior to the end of the Transition Period

•    Calculate, file, and remit severances taxes associated with the production from the Berry Properties prior to the end of the Transition Period

•    Provide production accounting services associated with the Berry Properties for production from the Berry Properties prior to the end of the Transition Period

•    Provide revenue accounting services related to the Berry Properties for production from the Berry Properties prior to the end of the Transition Period

•    Provide audit function support services associated with the Berry Properties related to periods or production prior to the end of the Transition Period, limited to responsive audits and excluding any audit initiated by Berry

•    Process joint interest billings associated with the Non-Operated Berry Properties related to periods prior to the end of the Transition Period

•    Provide payout accounting services associated with the Berry Properties related to periods prior to the end of the Transition Period

1.12	Real Estate; Facilities	• Manage all real estate and facilities that are part of the Berry Estate in connection with the operation of the Berry Properties

Exhibit B, Page 5

#	Service	General Description
1.13(A) Part One	Information Technology Systems – Standard Term Support During Transition Period

•     Provide IT-related infrastructure (hardware, software, network, security, etc.), technical expertise, and services necessary to maintain the operations of the Berry Properties

•     Provide consultation regarding the migration to Berry’s information systems in respect to operation of the Berry Properties

1.13(A) Part Two	Information Technology Systems – Standard Term Support During Accounting Period

•     Provide IT data from LINN systems in their native or export format

•     Provide continuing e-mail services for LINN employees performing Services under this Agreement

•     Provide extraction of Berry Asset related application data and transmittal of this data to Berry in their native or export format

1.13(B)	Information Technology Systems – Optional Additional Support

•     Create a copy of the database(s) in existing Transferred Hardware environment, specifically related to P2 and field view (the “New Production Environment”)

•     Provide limited access to no more than [three] of Berry’s personnel to the New Production Environment for the limited purposes of (i) configuring the New Production Environment, (ii) loading Berry Asset related data provided by LINN under Section 1.13(A) of this Exhibit B to the New Production Environment, and (iii) creating user security permissions for New Production Environment

1.14	Tax

•     Assist with, and maintain proper documentation for, the collection and remittance of federal, state, and local sales, use, and ad valorem taxes

•     Prepare and distribute 1099 forms for owners for all activity for the time period LINN is responsible for the related distributions and disbursements

1.15	Corporate Contracts	• Perform, administer, and maintain existing contractual arrangements with respect to the Berry Assets and the Services performed hereunder

Exhibit B, Page 6

#	Service	General Description
1.16	Records Retention

•    Provide necessary assistance in the storage and retrieval of documentation and backup information to the extent related to the Berry Assets and the Services performed hereunder

•    Provide, upon request from Berry, any portion of Records not already provided, including but not limited to financial information from prior periods (to the extent such information requested exists in LINN’s financial reporting system and to the extent such information is included within the definition of Records)

•    Provide other types of historical data to Berry as reasonably needed in connection with Berry’s audit and tax compliance activities, government reporting, or other Third Party inquiries

1.17	Transition

•    Cooperate and assist in transition to Berry of Services provided by LINN under this Agreement

•    Provide data and information (e.g., accounting, division of interest, land data, production data, etc.) utilized by LINN in connection with this Agreement

•    Provide the information that is available to LINN for Berry to begin revenue distribution, joint interest billings, and payment of capital and operating expenses, taxes, shut-in payments, etc., in each case to the extent related to the Berry Properties

1.18	HR; Employee Benefits; Payroll

•    Continue to perform administration and management of human resources, employee benefits programs, and payroll services and function for LINN’s employees and independent contractors

•    Comply with workers compensation laws and carry and maintain other customary insurance

Exhibit B, Page 7

Exhibit C

FORM OF SETTLEMENT STATEMENT

FOR THE PERIOD (MONTHLY DURING TRANSITION PERIOD)

CALCULATION OF CASH TRANSFERRED:
Net revenues (as per paragraph (i) of Section 5.4)	$	XXX
less direct operating expenses (as per paragraph (ii) of Section 5.4)		XXX
plus COPAS recoveries (as per paragraph (iii) of Section 5.4)		XXX
less capital expenditures (as per paragraph (iv) of Section 5.4)		XXX
less bonus, lease rentals, shut-in payments, and other charges (as per paragraph (v) of Section 5.4)		XXX
less Reimbursement Expenses (as per paragraph (A) of Section 5.2)		XXX
less Management Fee (as per paragraph (B) of Section 5.2)		XXX
less unpaid amounts due under Section 5.2 (as per paragraph (viii) of Section 5.4)		XXX
less Berry Severance Fee(as per Section 4.3)		XXX
plus or less Other (itemized) (as per paragraph (xi) of Section 5.4)		XXX

CURRENT MONTH SETTLEMENT	$	XXX

Exhibit C, Page 1

Exhibit D

BERRY INSURANCE COVERAGE

[EXHIBIT FOLLOWS]

Exhibit D, Page 1

Exhibit E

MIRRORED LICENSES

[EXHIBIT FOLLOWS]

Exhibit E, Page 1

Exhibit F

BILL OF SALE

[EXHIBIT FOLLOWS]

Exhibit F, Page 1

Exhibit G

SPECIAL WARRANTY DEED

[EXHIBIT FOLLOWS]

Exhibit G, Page 1